Exhibit 99.1

Antero Midstream Reports First Quarter 2019 Financial and Operating Results and Announces New Financial Policy

Denver, Colorado, May 1, 2019—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream”) today released its first quarter 2019 financial and operating results and announced a new financial policy.  The relevant condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which has been filed with the Securities and Exchange Commission.

The previously announced simplification transaction between Antero Midstream GP LP (“AMGP”) and Antero Midstream Partners LP (“Antero Midstream Partners”) closed on March 12, 2019. The GAAP financial results discussed in this release include the results of AMGP for all periods prior to March 12, 2019 and the results of Antero Midstream Corporation, which consolidates the operations of Antero Midstream Partners, beginning on March 13, 2019 through March 31, 2019. All pro forma financial results discussed in this release reflect the applicable results as if the simplification transaction closed on January 1, 2018 unless otherwise noted. For additional information regarding our pro forma financial results for the quarters ended March 31, 2019 and 2018, please see the unaudited pro forma financial and operating data included elsewhere in this release.

Antero Midstream Highlights Include:

•                  Net income was $10 million, or $0.04 per share, which only includes combined operations from March 13, 2019 to March 31, 2019

•                  Pro forma Adjusted Net Income increased by 64% to $98 million compared to the prior year quarter, or $0.19 per share (non-GAAP measure)

•                  Pro forma Adjusted EBITDA increased by 26% to $202 million compared to the prior year quarter (non-GAAP measure)

•                  Pro forma Distributable Cash Flow increased by 28% to $166 million compared to the prior year quarter (non-GAAP measure)

•                  Declared a dividend of $0.3025 per share ($1.21 per share annualized), resulting in a year-over-year increase of 47% and 180% for previous holders of Antero Midstream Partners and Antero Midstream GP LP, respectively

•                  Net Debt to trailing twelve months pro forma Adjusted EBITDA was 3.1x at the end of the quarter (non-GAAP measure)

•                  Closed simplification transaction between Antero Midstream Partners and AMGP on March 12, 2019

•                  Announced financial policy targeting DCF coverage increasing to 1.3x or higher over the long-term and high single digit growth in return of capital to shareholders in 2020 through dividends and potential opportunistic share repurchases

•                  Targeting long-term leverage in the low 3-times or below to maintain balance sheet strength and flexibility

•                  Upsized $650 million senior note offering and priced at 5.75% coupon with a 2027 maturity

•                  Elected to acquire 1/3 interest in Hopedale 4 fractionator, increasing the 50/50 Joint Venture’s fractionation capacity by 20 MBbl/d to 40 MBbl/d

Commenting on Antero Midstream, Paul Rady, Chairman and CEO said, “The first quarter of 2019 marks an important inflection point for Antero Midstream with the closing of the simplification transaction. Our new corporate structure, including a board comprised of a majority of independent directors, along with our new financial policy detailed below, further strengthens our position as a premier high growth Appalachian infrastructure company. Looking ahead, we will continue to focus on delivering per share cash flow growth through attractive mid-teens return on invested capital, while maintaining a strong balance sheet and appropriate return of capital to our shareholders.”

Mr. Rady further added, “During the first quarter we continued to invest in the 50/50 processing and fractionation Joint Venture with the election to acquire 20 MBbl/d of new fractionation capacity at the Hopedale 4 fractionation plant. The investment doubles the Joint Venture’s total fractionation capacity to 40 MBbl/d and complements the Joint Venture’s 1.0 Bcf/d of processing capacity, which was over 99% utilized in the first quarter. We remain excited about the continued growth in the processing and fractionation business and expect to place two additional 200 MMcf/d processing plants online in 2019 at the Sherwood processing complex, which is already the largest processing complex in North America. Further, the Hopedale 5 fractionator is now under construction and will provide the Joint Venture the opportunity to acquire an additional 27 MBbl/d of fractionation capacity.”

For a discussion of the non-GAAP financial measures including pro forma Adjusted EBITDA, pro forma Adjusted Net Income, pro forma Distributable Cash Flow, and Net Debt please see “Non-GAAP Financial Measures.”

Antero Midstream Corporation Financial Policy

The newly formed Antero Midstream Board of Directors, comprised of a majority of independent directors, will continue to evaluate the most optimal way to maintain balance sheet strength and return capital to shareholders through a combination of growing dividends per share and potential opportunistic share repurchases in order to maximize shareholder value.  This financial policy will be flexible and will take into account Antero Resources Corporation’s (“Antero Resources”) development plan including the commodity price outlook as well as future funding needs for attractive organic and third-party growth opportunities. This financial policy targets Distributable Cash Flow (“DCF”) coverage increasing to 1.3x or higher over the long-term, leverage in the low 3x range or less, and the ability to flex the balance sheet for accretive transactions.

Antero Midstream’s 2019 dividend guidance of $1.23 to $1.25 per share and pro forma DCF coverage guidance of 1.1x to 1.2x remains unchanged. Looking ahead to 2020, Antero Midstream is targeting DCF coverage of approximately 1.2x and leverage in the low 3x range with high single digit growth in return of capital to shareholders as compared to 2019.

Based on Antero Midstream’s previously disclosed 18% DCF compound annual growth rate (“CAGR”) outlook corresponding to a $50/Bbl oil and $2.85/MMBtu gas price outlook for Antero Resources, Antero Midstream expects to reach its leverage and DCF coverage targets by year-end 2021. Increases in DCF growth towards the 25% DCF CAGR scenario corresponding to a $60/Bbl oil and $3.15/MMBtu gas price outlook and any corresponding growth increase for Antero Resources, will be evaluated by the Board for further de-leveraging, DCF coverage increases, and return of capital to shareholders.

2019 GAAP Net Income Guidance Update for Simplification Closing

Antero Midstream is updating its 2019 GAAP net income guidance to reflect the closing of the simplification transaction that required certain GAAP purchase accounting adjustments. GAAP purchase accounting required an increase in the book value of Antero Midstream’s assets to fair value and higher book depreciation, in addition to other adjustments. Antero Midstream’s previously communicated GAAP net income guidance of $475 million to $525 million prior to the simplification is no longer applicable and has been adjusted to a range of $305 million to $365 million. On a pro forma basis, Antero Midstream’s previously communicated Adjusted EBITDA guidance of $870 to $920 million, Distributable Cash Flow guidance of $680 to $730 million, dividend guidance of $1.23 to $1.25 per share and DCF coverage ratio guidance of 1.1x to 1.2x for 2019 are unchanged. In addition, Antero Midstream expects to file a Current Report on Form 8-K/A to update the previously filed pro forma financials included in the Form 8-K filed on March 12, 2019.

Antero Midstream Pro Forma First Quarter Financial Results

All non-GAAP and pro forma financial results discussed in this section reflect the applicable results as if the simplification transaction closed on January 1, 2018 unless otherwise noted. The pro forma information is for illustrative purposes only.  If this acquisition had occurred in the past, operating results might have been materially different from those presented in the pro forma financial information.  The pro forma financial information should not be relied upon as an indication of operating results that Antero Midstream would have achieved if this acquisition had taken place on January 1, 2018. In addition, future results may vary significantly from the pro forma results reflected herein and should not be relied upon as an indication of Antero Midstream’s future results. For more information, please see Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Low pressure gathering volumes for the first quarter of 2019 averaged 2,562 MMcf/d, a 40% increase as compared to the prior year quarter.  Compression volumes for the first quarter of 2019 averaged 2,255 MMcf/d, a 60% increase as compared to the first quarter of 2018.  High pressure gathering volumes for the first quarter of 2019 averaged 2,498 MMcf/d, a 42% increase over the first quarter of 2018.  The year-over-year increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication.  Fresh water delivery volumes averaged 153 MBbl/d during the quarter, a 31% decrease compared to the first quarter of 2018, driven by a decrease in AR’s completion activity. Antero Midstream treated 24 MBbl/d of wastewater at the Antero Clearwater Facility during the first quarter of 2019.  The Antero Clearwater Facility was placed into service during the second quarter of 2018.

Gross processing volumes from the 50/50 processing and fractionation joint venture with MarkWest (a wholly-owned subsidiary of MPLX) (the “Joint Venture”) averaged 996 MMcf/d for the first quarter of 2019, an increase of 92% compared to the prior year quarter.  The five Sherwood Joint Venture plants operated at over 99% utilization for the quarter.  Gross Joint Venture fractionation volumes averaged 22 MBbl/d, a 267% increase compared to the prior year quarter. Fractionation volumes included volumes from Hopedale 4 following the Joint Venture’s election effective March 1, 2019 and the weighted average capacity was 83% utilized during the quarter. The year-over-year increase in processing and fractionation volumes is primarily driven by the increase in Antero Resources’ rich gas and C3+ NGL production volumes.

	Three Months Ended March 31%
Average Daily Volumes:	2018	2019	Change
Low Pressure Gathering (MMcf/d)	1,835	2,562	40%
Compression (MMcf/d)	1,413	2,255	60%
High Pressure Gathering (MMcf/d)	1,765	2,498	42%
Fresh Water Delivery (MBbl/d)	221	153	(31)%
Clearwater Treatment Volumes (MBbl/d)	—	24	—
Gross Joint Venture Processing (MMcf/d)	519	996	92%
Gross Joint Venture Fractionation (MBbl/d)	6	22	267%

For the three months ended March 31, 2019, pro forma revenues were $266 million, comprised of $158 million from the Gathering and Processing segment and $116 million from the Water Handling and Treatment segment, net of $8 million of amortization of customer contracts. Revenues increased 20% compared to the prior year quarter, driven by growth in gathering, compression, and Clearwater treatment volumes. Water Handling and Treatment segment revenues include $10 million from wastewater treatment at the Antero Clearwater Facility and $53 million from wastewater handling and high rate water transfer services, which are billed at cost plus 3%.

Pro forma direct operating expenses for the Gathering and Processing and Water Handling and Treatment segments were $14 million and $66 million, respectively, for a total of $80 million, compared to $67 million in total direct operating expenses in the prior year quarter. Water Handling and Treatment direct operating expenses include $7 million from wastewater treatment at the Antero Clearwater Facility and $51 million from wastewater handling and high rate water transfer services, which are billed at cost plus 3%.  Pro forma general and administrative expenses excluding equity-based compensation were $9 million during the first quarter of 2019.  Total pro forma operating expenses were $167 million, including $39 million of depreciation, $7 million of impairment and $3 million of accretion of contingent acquisition consideration and asset retirement obligations.

Pro forma net income was $82 million, or $0.16 per share. Pro forma Adjusted Net Income was $98 million, or $0.19 per share, representing a 64% increase compared to the prior year quarter.  Pro forma Adjusted EBITDA was $202 million, a 26% increase compared to the prior year quarter.  Pro forma Adjusted EBITDA for the quarter included $17 million in combined distributions from Stonewall Gathering LLC and the processing and fractionation Joint Venture.  Cash interest paid was $26 million. The decrease in cash reserved for bond interest during the quarter was $5 million. Maintenance capital expenditures during the quarter totaled $16 million and pro forma Distributable Cash Flow was $166 million, representing a 28% increase over the prior year quarter. Based on the declared dividend of $0.3025 per share, Antero Midstream’s pro forma DCF coverage ratio was 1.1x.

The following table reconciles pro forma net income to pro forma Adjusted Net Income, pro forma Adjusted EBITDA and pro forma Distributable Cash Flow as used in this release (in thousands):

	Three Months Ended March 31,
	2018		2019
Pro forma net income	$50,970		82,123
Amortization of customer relationships	8,440		8,440
Impairment expense	—		6,982
Pro forma Adjusted Net Income	59,410		97,545
Interest expense	16,738		22,861
Income tax expense	18,810		21,781
Depreciation expense	44,357		38,765
Accretion of contingent acquisition consideration	3,874		2,977
Accretion of asset retirement obligations	34		73
Equity-based compensation	14,846		13,900
Equity in earnings of unconsolidated affiliates	(4,903)		(12,809)
Distributions from unconsolidated affiliates	7,085		17,380
Pro forma Adjusted EBITDA	160,251		202,473
Interest paid	(22,348)		(26,059)
Decrease in cash reserved for bond interest (1)	8,734		5,205
Maintenance capital expenditures (2)	(16,488)		(15,514)
Pro forma Distributable Cash Flow	$130,149		166,105

Distributions or Dividends Declared to Antero Midstream Holders
Distributions to Limited Partners	$68,231		—
Distributions to Incentive distribution rights	23,772		—
Dividends	—		151,572
Total Aggregate Distributions and Dividends	$92,003		151,572

Pro forma DCF Coverage Ratio	1.4	x	1.1	x

(1)         Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing —During the first quarter, Antero Midstream connected 23 wells to its gathering system and added 240 MMcf/d of compression capacity in the Marcellus Shale. Antero Midstream’s compression capacity was approximately 85% utilized throughout the quarter. Antero Resources is currently operating 4 drilling rigs on Antero Midstream dedicated acreage. In addition, the Joint Venture elected to acquire 20 MBbl/d of fractionation capacity at the Hopedale 4 fractionator. The acquisition brings the Joint Venture’s total fractionation capacity to 40 MBbl/d. The Joint Venture’s processing capacity is currently 1.0 Bcf/d, which was over 99% utilized in the first quarter of 2019. The Joint Venture expects to place online two more 200 MMcf/d processing plants at the Sherwood complex by year-end 2019, consistent with the previously announced capital budget.

Water Handling and Treatment — Antero Midstream’s Marcellus and Utica fresh water delivery systems serviced 31 well completions during the first quarter of 2019, a 33% decrease from the prior year quarter. During the quarter Antero Midstream treated an average of 24 MBbl/d of wastewater at the Antero Clearwater Facility including planned downtime scheduled for January 2019, in line with previous expectations of 25 Bbl/d for the first quarter. In March and April, the Antero Clearwater Facility treated volumes in excess of the 25 MBbl/d average during the first quarter and operations are on track to achieve the previously communicated treatment volumes of approximately 40 MBbl/d for the remainder of the year.

Balance Sheet and Liquidity

As of March 31, 2019, Antero Midstream had approximately $1.1 billion drawn on its $2.0 billion bank credit facility, resulting in approximately $900 million of liquidity.  Antero Midstream’s Net Debt to trailing twelve months pro forma Adjusted EBITDA was 3.1x as of March 31, 2019.

Commenting on Antero Midstream’s growth and balance sheet, Michael Kennedy, CFO of Antero Midstream said, “Antero Midstream delivered another strong quarter generating 26% and 28% year-over-year growth in pro forma Adjusted EBITDA and pro forma distributable cash flow, respectively. Importantly, our organic strategy and efficient capital investment allowed us to pay out approximately $600 million for the cash consideration in the simplification transaction while still maintaining a strong balance sheet with leverage of 3.1x at quarter-end.”

Mr. Kennedy further added, “Our outlook for 2020 and beyond includes DCF coverage improvement, resulting in excess retained cash flow to maintain a strong balance sheet, and growing return of capital to shareholders.”

Capital Investments

Total pro forma capital expenditures including investments in the Joint Venture were $184 million during the first quarter of 2019. Gathering, compression, and water infrastructure capital investments totaled $93 million in the first quarter of 2019 as compared to $128 million in the first quarter of 2018.  Capital invested in gathering systems and related facilities was $56 million and capital invested in water handling and treatment assets was $37 million.  Investments in unconsolidated affiliates for the Joint Venture were $91 million during the quarter, including the election for 20 MBbl/d of fractionation capacity at the Hopedale 4 fractionation plant.  Antero Midstream’s 2019 capital budget for the Joint Venture of $200 million included the Hopedale 4 election in the first quarter of 2019 and does not include any additional fractionation plant elections during 2019. Antero Midstream’s total capital budget of $750 to $800 million is currently trending towards the bottom end of the guidance range.

Conference Call

A joint conference call for Antero Midstream is scheduled on Thursday, May 2, 2019 at 10:00 am MT to discuss the financial and operational results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in 887-407-9126 (U.S.), or 201-493-6757 (International) and reference “Antero Midstream”.

Presentation

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on Antero Midstream’s website until Thursday, May 9, 2019 at 10:00 am MT.  Information on Antero Midstream’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses pro forma Adjusted EBITDA as an important indicator of Antero Midstream’s performance.  Antero Midstream defines pro forma Adjusted EBITDA as net income before interest expense, provision for income taxes, impairment expense, amortization of customer relationships, depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses pro forma Adjusted EBITDA to assess:

•                  the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded Antero Midstream’s in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Antero Midstream’s defines pro forma Distributable Cash Flow as pro forma Adjusted EBITDA less interest paid, cash reserved for bond interest and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Pro forma Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to pro forma Adjusted EBITDA and pro forma Distributable Cash Flow is Net Income.  The non-GAAP financial measures of pro forma Adjusted EBITDA and pro forma Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Pro forma Adjusted EBITDA and pro forma Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and pro forma Adjusted EBITDA.  You should not consider pro forma Adjusted EBITDA and pro forma Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of pro forma Adjusted EBITDA and pro forma Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Antero Midstream defines consolidated net debt as consolidated total debt less cash and cash equivalents.  Antero Midstream views consolidated net debt as an important indicator in evaluating Antero Midstream’s financial leverage.

The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this release (in thousands):

March 31, 2019

Bank credit facility	$1,100,000
5.375% senior notes due 2024	652,600
5.75% senior notes due 2027	653,250
Net unamortized debt issuance costs	(15,858)
Consolidated total debt	$2,389,992
Cash and cash equivalents	(1,968)
Consolidated net debt	$2,382,024

Antero Midstream defines Adjusted Net Income as net income plus amortization of customer contracts and impairment. Antero Midstream believes Adjusted Net Income is useful to investors in evaluating operational trends and its performance relative to other midstream companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.

The following table reconciles pro forma net income to pro forma Adjusted EBITDA for the twelve months ended March 31, 2019 as used in this release (in thousands):

Twelve Months Ended March 31, 2019
Pro forma net income	$359,761
Amortization of customer relationships	34,227
Impairment expense	12,753
Pro forma Adjusted Net Income	406,741
Interest expense	89,917
Income tax expense	112,775
Depreciation expense	172,121
Accretion of contingent acquisition consideration	(93,916)
Accretion of asset retirement obligations	174
Equity-based compensation	55,438
Equity in earnings of unconsolidated affiliates	(36,184)
Distributions from unconsolidated affiliates	56,710
Pro forma Adjusted EBITDA	$763,776

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. The Company’s website is located at www.anteromidstream.com.

This release includes “forward-looking statements.”  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control.  All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as Antero Midstream’s ability to  execute its business plan, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release.  Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond Antero Midstream’s control.  These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A.  Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2018 and March 31, 2019

(Unaudited)

(In thousands, except per share amounts)

	December 31, 2018	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$2,822	1,968
Accounts receivable—Antero Resources	—	110,980
Accounts receivable—third party	—	256
Other current assets	87	3,515
Total current assets	2,909	116,719
Property and equipment, net	—	3,659,677
Investments in unconsolidated affiliates	43,492	1,153,943
Deferred tax asset	1,304	3,681
Customer relationships	—	556,218
Goodwill	—	1,135,266
Other assets, net	—	42,923
Total assets	$47,705	6,668,427

Liabilities and Equity
Current liabilities:
Accounts payable—Antero Resources	$731	3,603
Accounts payable—third party	28	22,871
Accrued liabilities	407	73,448
Asset retirement obligations	—	1,925
Taxes payable	15,678	15,678
Other current liabilities	—	537
Total current liabilities	16,844	118,062
Long-term liabilities:
Long-term debt	—	2,389,992
Contingent acquisition consideration	—	117,972
Asset retirement obligations	—	4,041
Other	—	2,810
Total liabilities	16,844	2,632,877

Partners’ Capital and Stockholders’ Equity:
Common shareholders—186,219,438 shares issued and outstanding at December 31, 2018; none issued and outstanding at March 31, 2019	(41,969)	—
IDR LLC Series B units (65,745 units vested at December 31, 2018; none issued and outstanding at March 31, 2019)	72,830	—
Preferred stock, $0.01 par value: none authorized or issued at December 31, 2018; 100,000,000 authorized at March 31, 2019	—	—
Series A non-voting perpetual preferred stock; none designated, issued or outstanding at December 31, 2018; 12,000 designated and 10,000 issued and outstanding at March 31, 2019	—	—
Common stock, $0.01 par value; none authorized, issued or outstanding at December 31, 2018; 2,000,000,000 authorized and 506,640,947 issued and outstanding at March 31, 2019	—	5,066
Additional paid-in capital	—	4,007,287
Accumulated earnings	—	23,197
Total partners’ capital and stockholders’ equity	30,861	4,035,550
Total liabilities and partners’ capital and stockholders’ equity	$47,705	6,668,427

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2018 and 2019

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2019
Revenue:
Gathering and compression—Antero Resources	$—	33,534
Water handling and treatment—Antero Resources	—	22,351
Water handling and treatment—third party	—	4
Amortization of customer relationships	—	(1,781)
Total revenue	—	54,108
Operating expenses:
Direct operating	—	14,982
General and administrative (including $8,635 and $11,423 of equity-based compensation in 2018 and 2019, respectively)	9,560	19,809
Depreciation	—	7,650
Accretion and change in fair value of contingent acquisition consideration	—	1,049
Accretion of asset retirement obligations	—	10
Total operating expenses	9,560	43,500
Operating income (loss)	(9,560)	10,608
Interest expense, net	—	(6,217)
Equity in earnings of unconsolidated affiliates	28,453	2,880
Income before taxes	18,893	7,271
Provision for income tax benefit (expense)	(6,088)	2,377
Net income and comprehensive income	12,805	9,648
Net income attributable to vested Series B Units	(413)	—
Limited partners’ and common stockholders’ interest in net income	$12,392	9,648

Net income per share—basic and diluted	$0.07	0.04

Weighted average common shares outstanding:
Basic	186,188	253,877
Diluted	186,188	254,903

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2018 and 2019

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2018	2019
Cash flows provided by (used in) operating activities:
Net income	$12,805	9,648
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions received from Antero Midstream Partners LP	23,772	43,492
Depreciation	—	7,650
Accretion and change in fair value of contingent acquisition consideration	—	1,049
Accretion of asset retirement obligations	—	10
Deferred income tax benefit	—	(2,377)
Equity-based compensation	8,635	11,423
Equity in earnings of unconsolidated affiliates	(28,453)	(2,880)
Distributions from unconsolidated affiliates	—	4,775
Amortization of customer relationships	—	1,781
Amortization of deferred financing costs	—	251
Changes in assets and liabilities:
Accounts receivable—Antero Resources	—	31,331
Accounts receivable—third party	—	(18)
Other current assets	(155)	(2,361)
Accounts payable—Antero Resources	(15)	(444)
Accounts payable—third party	—	(1,454)
Accrued liabilities	565	(32,289)
Income taxes payable	6,088	—
Net cash provided by operating activities	23,242	69,587
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	—	(7,677)
Additions to water handling and treatment systems	—	(8,328)
Investments in unconsolidated affiliates	—	(65,729)
Cash received on acquisition of Antero Midstream Partners LP	—	619,532
Cash consideration paid to Antero Midstream Partners LP unitholders	—	(598,709)
Change in other assets	—	(267)
Net cash used in investing activities	—	(61,178)
Cash flows provided by (used in) financing activities:
Distributions to shareholders	(13,964)	(30,543)
Distributions to Series B unitholders	(783)	(3,720)
Borrowings on bank credit facilities, net	—	25,000
Net cash used in financing activities	(14,747)	(9,263)
Net increase (decrease) in cash and cash equivalents	8,495	(854)
Cash and cash equivalents, beginning of period	5,987	2,822
Cash and cash equivalents, end of period	$14,482	1,968
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	19,250
Increase in accrued capital expenditures and accounts payable for property and equipment	$—	11,933

PRO FORMA ANTERO MIDSTREAM CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2018

(Unaudited)

(In thousands, except per share amounts)

				Pro Forma
	Antero	Antero		Antero
	Midstream	Midstream	Pro Forma	Midstream
	GP LP	Partners LP	Adjustments	Corporation
Revenues:
Equity in earnings of Antero Midstream Partners LP	$28,453	—	(28,453)	—
Gathering and compression—Antero Resources	—	108,177	—	108,177
Water handling and treatment—Antero Resources	—	120,889	—	120,889
Water handling and treatment—third party	—	525	—	525
Amortization of customer relationships	—	—	(8,440)	(8,440)
Total revenues	28,453	229,591	(36,893)	221,151
Operating expenses:
Direct operating	—	67,256	—	67,256
General and administrative (excluding equity-based compensation)	925	8,244	—	9,169
Equity-based compensation	8,635	6,211	—	14,846
Depreciation	—	32,432	11,925	44,357
Accretion and change in fair value of contingent acquisition consideration	—	3,874	—	3,874
Accretion of asset retirement obligations	—	34	—	34
Total operating expenses	9,560	118,051	11,925	139,536
Operating income	18,893	111,540	(48,818)	81,615
Other income (expenses)
Interest expense, net	—	(11,297)	(5,441)	(16,738)
Equity in earnings of unconsolidated affiliates	—	7,862	(2,959)	4,903
Income before income taxes	18,893	108,105	(57,218)	69,780
Provision for income taxes (expense) benefit:
Current	(6,088)	—	6,088	—
Deferred	—	—	(18,810)	(18,810)
Total income taxes	(6,088)	—	(12,722)	(18,810)

Net income attributable to incentive distribution rights	—	(28,453)	28,453	—
Net income and comprehensive income	12,805	79,652	(41,487)	50,970

Net income attributable to vested Series B units	(413)	—	413	—
Net income attributable to common shareholders or unitholders	$12,392	79,652	(41,074)	50,970

Net income per common share or unit—basic	$0.07	0.43		0.10
Net income per common share or unit—diluted	$0.07	0.43		0.10

Weighted average number of common shares or units outstanding—basic	186,188	186,934	314,655	500,843
Weighted average number of common shares or units outstanding—diluted	186,188	187,173	321,544	507,732

PRO FORMA ANTERO MIDSTREAM CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2019

(Unaudited)

(In thousands, except per share amounts)

				Pro Forma
	Antero	Antero		Antero
	Midstream	Midstream	Pro Forma	Midstream
	Corporation	Partners LP	Adjustments	Corporation
Revenues:
Equity in earnings of Antero Midstream Partners LP	$—	—	—	—
Gathering and compression—Antero Resources	33,534	124,773	—	158,307
Water handling and treatment—Antero Resources	22,351	93,537	—	115,888
Water handling and treatment—third party	4	51	—	55
Amortization of customer relationships	(1,781)	—	(6,659)	(8,440)
Total revenues	54,108	218,361	(6,659)	265,810
Operating expenses:
Direct operating	14,982	64,818	—	79,800
General and administrative (excluding equity-based compensation)	8,386	16,316	(15,345)	9,357
Equity-based compensation	11,423	2,477	—	13,900
Impairment of property and equipment	—	6,982	—	6,982
Depreciation	7,650	21,707	9,408	38,765
Accretion and change in fair value of contingent acquisition consideration	1,049	1,928	—	2,977
Accretion of asset retirement obligations	10	63	—	73
Total operating expenses	43,500	114,291	(5,937)	151,854
Operating income	10,608	104,070	(722)	113,956
Other income (expenses)
Interest expense, net	(6,217)	(16,815)	171	(22,861)
Equity in earnings of unconsolidated affiliates	2,880	12,264	(2,335)	12,809
Income before income taxes	7,271	99,519	(2,886)	103,904
Provision for income taxes (expense) benefit:
Current	—	—	—	—
Deferred	2,377	—	(24,158)	(21,781)
Total income taxes	2,377	—	(24,158)	(21,781)

Net income attributable to incentive distribution rights	—	—	—	—
Net income and comprehensive income	9,648	99,519	(27,044)	82,123

Net income attributable to vested Series B units	—	—	—	—
Net income attributable to common shareholders or unitholders	$9,648	99,519	(27,044)	82,123

Net income per common share or unit—basic	$0.04			0.16
Net income per common share or unit—diluted	$0.04			0.16

Weighted average number of common shares or units outstanding—basic	253,877		246,966	500,843
Weighted average number of common shares or units outstanding—diluted	254,903		252,829	507,732

PRO FORMA ANTERO MIDSTREAM CORPORATION

Selected Operating Data

Three Months Ended March 31, 2018 and 2019

(Unaudited)

	Three Months Ended March 31,		Amount of Increase	Percentage
	2018	2019	or Decrease	Change
Pro Forma Operating Data:
Gathering—low pressure (MMcf)	165,192	230,540	65,348	40%
Gathering—high pressure (MMcf)	158,862	224,786	65,924	41%
Compression (MMcf)	127,195	202,938	75,743	60%
Fresh water delivery (MBbl)	19,915	13,732	(6,183)	(31)%
Treated water (MBbl)	—	2,147	2,147	*
Other fluid handling (MBbl)	3,979	5,066	1,087	27%
Wells serviced by fresh water delivery	46	31	(15)	(33)%
Gathering—low pressure (MMcf/d)	1,835	2,562	727	40%
Gathering—high pressure (MMcf/d)	1,765	2,498	733	42%
Compression (MMcf/d)	1,413	2,255	842	60%
Fresh water delivery (MBbl/d)	221	153	(68)	(31)%
Treated water (MBbl/d)	—	24	24	*
Other fluid handling (MBbl/d)	44	56	12	27%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.32	0.33	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.20	0.01	5%
Average compression fee ($/Mcf)	$0.19	0.19	—	—%
Average fresh water delivery fee ($/Bbl)	$3.78	3.89	0.11	3%
Average treatment fee ($/Bbl)	$—	4.48	4.48	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	46,726	89,652	42,926	92%
Fractionation—Joint Venture (MBbl)	555	1,981	1,426	257%
Processing—Joint Venture (MMcf/d)	519	996	477	92%
Fractionation—Joint Venture (MBbl/d)	6	22	16	267%

*                 Not meaningful or applicable.

PRO FORMA ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

Three Months Ended March 31, 2018 and 2019

(Unaudited)

(In thousands)

		Water			Pro Forma
	Gathering and	Handling and	Pro Forma		Consolidated
	Processing	Treatment	Adjustments	Unallocated (1)	Total
Three months ended March 31, 2018
Revenues:
Revenue—Antero Resources	$108,177	120,889	—	—	229,066
Revenue—third-party	—	525	—	—	525
Amortization of customer contracts	—	—	(8,440)	—	(8,440)
Total revenues	108,177	121,414	(8,440)	—	221,151

Operating expenses:
Direct operating	11,382	55,874	—	—	67,256
General and administrative (excluding equity-based compensation)	5,704	2,540	—	925	9,169
Equity-based compensation	4,658	1,553	—	8,635	14,846
Depreciation	23,414	9,018	11,925	—	44,357
Accretion and change in fair value of contingent acquisition consideration	—	3,874	—	—	3,874
Accretion of asset retirement obligations	—	34	—	—	34
Total expenses	45,158	72,893	11,925	9,560	139,536
Operating income	$63,019	48,521	(20,365)	(9,560)	81,615

Interest expense, net	$(14,394)	3,097	(5,441)	—	$(16,738)
Equity in earnings of unconsolidated affiliates	$7,862	—	(2,959)	—	$4,903
Pro Forma Adjusted EBITDA					$160,251

Three months ended March 31, 2019
Revenues:
Revenue—Antero Resources	$158,307	115,888	—	—	274,195
Revenue—third-party	—	55	—	—	55
Amortization of customer contracts	—	—	(8,440)	—	(8,440)
Total revenues	158,307	115,943	(8,440)	—	265,810

Operating expenses:
Direct operating	14,108	65,692	—	—	79,800
General and administrative (excluding equity-based compensation)	10,912	6,998	(15,345)	6,792	9,357
Equity-based compensation	1,963	1,104	—	10,833	13,900
Impairment of property and equipment	6,590	392	—	—	6,982
Depreciation	10,882	18,475	9,408	—	38,765
Accretion and change in fair value of contingent acquisition consideration	—	2,977	—	—	2,977
Accretion of asset retirement obligations	—	73	—	—	73
Total expenses	44,455	95,711	(5,937)	17,625	151,854
Operating income	$113,852	20,232	(2,503)	(17,625)	113,956

Interest expense, net	$(23,000)	—	171	(32)	(22,861)
Equity in earnings of unconsolidated affiliates	$15,144	—	(2,335)	—	12,809
Pro Forma Adjusted EBITDA					$202,473